Exhibit 10.1

DESCRIPTION OF DIRECTORS AND
NAMED EXECUTIVE OFFICERS COMPENSATION

In accordance with the “Frequently Asked Questions” bulletin posted by the staff of the Division of Corporation Finance of the Securities and Exchange Commission on November 23, 2004 on the Securities and Exchange Commission’s website, we are disclosing the following information that the Securities and Exchange Commission may deem to be material definitive agreements with our directors and executive officers.

In 2009, non-employee directors of Bancorp will receive a fee of $1,550 per meeting.  Each director of Bancorp is also a director of the Bank.  Meetings of the directors of Bancorp are held immediately before or after meetings of the directors of the Bank. In 2009, non-employee directors of the Bank will receive $750 per attended meeting, with the Vice-Chairman receiving $5,500 per attended meeting. In addition, each non-employee committee member will receive the following: $300 per Compliance Committee meeting; $880 per Compensation Committee meeting; $800 per Corporate Governance Committee meeting; and $880 per Audit and Examining Committee meeting.  The Chairman of the committees will receive a fee of up to $270 per committee meeting.  The Board members receive no additional compensation for acting as the Nominating Committee.

We have not entered into employment agreements with any of the executive officers, who are employed on an at-will basis.  In 2009, the Bank’s executive officers will earn the annual base salaries set forth opposite their names below and will be entitled to a bonus, if any, as determined by the Compensation Committee:

Name	Title	2009 Salary
Alan J. Hyatt	President and Chief Executive Officer	$338,000
S. Scott Kirkley	Executive Vice President	$200,000*
Thomas G. Bevivino	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$188,000

The executive officers are entitled to participate in the Bank’s 401(k) Plan and in an Employee Stock Ownership Plan.  The Bank makes a matching contribution of 50% of each executive officer’s 401(k) Plan contribution up to 6% of such executive officer’s salary, and an additional non-matching contribution at the discretion of the Board of Directors.  In addition, the Bank pays the health insurance premiums for Mr. Kirkley and Mr. Bevivino.  Executive officers are eligible for equity-based awards under our 2008 Equity Incentive Plan.

*Mr. Kirkley has taken a six-month leave of absence effective February 9, 2009, for personal reasons.  During his leave of absence, he will receive salary at an annual rate of $100,000.

Exhibit 10.1 -- Page 1 --